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                         FORM OF EMPLOYMENT AGREEMENT

       This Employment Agreement ("Agreement") is entered into as of November ___, 2000 between RADIOLOGIX, INC., a Delaware corporation (the "Company"), and Paul M. Jolas ("Jolas").

       In consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

1. EMPLOYMENT. The Company hereby employs Jolas in the capacity of General Counsel and Senior Vice President, reporting directly to the CEO. Jolas accepts such employment and agrees to perform such services as are customary to such office and as shall from time to time be assigned to him by the Board of Directors.

2. TERM. The employment hereunder shall be for a period of 3 years, commencing on the date of the closing of the merger (the "Merger") contemplated by the Amended and Restated Agreement and Plan of Merger dated as of September 12, 2000 by and among the Company, SKM-RD LLC and SKM-RD Acquisition Corp. (the "Commencement Date"), and shall be automatically renewed for successive one-year periods unless earlier terminated as provided in Section 4. Jolas' employment will be on a full-time basis requiring the devotion of such amount of his productive time as is necessary for the efficient operation of the business of the Company.

3.     COMPENSATION AND BENEFITS.

       3.1 SALARY. For the performance of Jolas' duties hereunder, the Company shall pay Jolas an annual salary of $225,000, payable (less required withholdings) no less frequently than twice monthly (the "Base Salary").

       3.2 BONUS. The Company shall also pay Jolas an annual cash bonus, which bonus shall be payable in a single installment within 30 days following the end of the employment year for which it is earned. The annual bonus for the calendar year 2000 (the "First Employment Year") will be determined in accordance with the bonus plan in effect for the Company prior to the Merger. For each calendar year thereafter (the "Additional Employment Years"), the annual bonus for Jolas will be determined in accordance with a performance matrix to be adopted by the Board of Directors (the "Matrix"); provided that the potential amount of such bonus will in no event be less than 60% of the Base Salary in effect for such Additional Employment Year (such amount determined by the Board of Directors in accordance with the Matrix, the "Bonus").

       3.3 STOCK OPTIONS. Following the Commencement Date, the Company will grant Jolas, pursuant to an option agreement in the form of EXHIBIT A hereto, options under the Radiologix, Inc. 2000 Stock Option Plan (the "Stock Option



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Plan") to purchase 170,000 shares of the Company's common stock at an exercise price of $7.35 per share. Thereafter, Jolas will participate in the Stock Option Plan and other plans granting options or stock awards to top executives. The options will vest in accordance with the plan and option award agreement under which such options are granted.

       3.4 BENEFITS. Jolas shall be entitled to such medical, dental, disability and life insurance coverage, paid time-off and holiday benefits, if any, and any other benefits as are made available to the Company's top executive personnel, all in accordance with the Company's benefits program in effect from time to time.

       3.5 REIMBURSEMENT OF EXPENSES. Jolas shall be entitled to be reimbursed for all reasonable expenses, including but not limited to expenses for travel, meals and entertainment, incurred by Jolas in connection with and reasonably related to the furtherance of the Company's business.

       3.6 ANNUAL REVIEW. In the first week of December of each Additional Employment Year, the Board of Directors will review Jolas' performance and compensation hereunder (including salary, bonus and stock options and/or other equity incentives) and will consider whether to increase such compensation, but will not have authority, as the result of such review, to decrease the then applicable Base Salary or maximum amount of the potential Bonus without the written consent of Jolas.

       3.7 CONTINUING PROFESSIONAL EDUCATION. The Company shall pay for or reimburse Jolas for all expenses incurred by Jolas in furtherance of Jolas' duties hereunder, including, but not limited to (i) all taxes, fees, dues, assessments, licenses, permits and franchises, applicable to attorneys licensed to practice law in the jurisdictions where Jolas currently is, or may be required to be, licensed to practice law, (ii) all fees, dues, assessments, and other costs associated with Jolas' membership in all bar associations, sections, and other professional organizations and groups, and
(iii) all expenses associated with Jolas' attendance at or participation in continuing legal education seminars, programs or events, including, but not limited to, travel, lodging, tuition, books, meals, and other expenses relating to such continuing legal education events. Jolas' attendance at such continuing legal events shall not be deemed or accounted for as vacation or personal days/time.

4.     TERMINATION.

       4.1 TERMINATION EVENTS. The employment hereunder will terminate upon the occurrence of any of the following events:

       (a)    Jolas dies;

       (b) the Company, by written notice to Jolas or his personal representative, discharges Jolas due to the inability to perform the duties assigned to him hereunder for a continuous period exceeding 120 days by reason of injury,

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physical or mental illness or other disability, which condition has been certified by a physician; provided, however, that prior to discharging Jolas due to such disability, the Company shall give a written statement of findings to Jolas or his personal representative setting forth specifically the nature of the disability and the resulting performance failures, and Jolas shall have a period of ten (10) days thereafter to respond in writing to the Board of Directors' findings;

       (c) Jolas is discharged by the Board of Directors of the Company for Cause. As used in this Agreement, the term "Cause" shall mean:

              (i) Jolas' conviction of (or pleading guilty or NOLO CONTENDERE to) any misdemeanor involving dishonesty or moral turpitude or a felony; provided, however, that prior to discharging Jolas for Cause, the Company shall give a written statement of findings to Jolas setting forth specifically the grounds on which Cause is based, and Jolas shall have a period of ten (10) days thereafter to respond in writing to the Board of Directors' findings;

              (ii) (A) the willful and continued failure of Jolas to substantially perform his duties with the Company (other than any such failure resulting from illness or disability) after a written demand for substantial performance is requested by the Company's Board of Directors, which specifically identifies the manner in which it is claimed Jolas has not substantially performed his duties, or (B) the personal dishonesty, willful misconduct or breach of a fiduciary duty in respect of any matter which has, or can reasonably be expected to have, a direct and material adverse effect on the Company or its reputation. For purposes of this Section, no act or failure to act on Jolas' part shall be considered "willful" if done, or omitted to be done, by Jolas in good faith and with reasonable belief that Jolas' action or omission was in the best interest of the Company;

              (iii) the willful breach by Jolas of any written covenant or agreement with the Company not to disclose confidential information pertaining to the Company or not to compete or interfere with the operation of the Company's business; or

              (iv) the abuse of alcohol or illegal drugs by Jolas while performing his employment-related duties that affects the performance by Jolas of his employment-related duties.

       No termination shall be effected for Cause unless Jolas has been provided with specific information as to the acts or omissions which form the basis of the allegation of Cause, and Jolas has had an opportunity to be heard, with counsel if so desired, before the Board of Directors and such Board determines, by majority vote, in good faith that Jolas was guilty of conduct constituting "Cause" as herein defined, specifying the particulars thereof in detail;



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       (d)    Jolas is discharged by the Board of Directors of the Company without Cause, which the Company may do at any time, with at least 30 days advance written notice;

       (e) Jolas voluntarily terminates his employment due to either (i) a default by the Company in the performance of any of its obligations hereunder, or (ii) an Adverse Change in Duties (as defined below), which default or Adverse Change in Duties remains unremedied by the Company for a period of ten days following its receipt of written notice thereof from Jolas;

       As used herein, "Adverse Change in Duties" means an action or series of actions taken by the Company, without Jolas' prior written consent, which results in:

              (1) A material change in Jolas' reporting responsibilities, titles, job responsibilities or offices which results in a material diminution of his status, control or authority; or

              (2) The assignment to Jolas of any positions, duties or responsibilities which are materially inconsistent with Jolas' positions, duties and responsibilities or status with the Company; or

              (3) A requirement by the Company that Jolas be based or perform his duties anywhere other than (i) at the Company's corporate office location on the date of this Agreement, or (ii) if the Company's corporate office location is moved after the date of this Agreement, at a new location that is no more than 60 miles from such prior location; or

              (4) A failure by the Company to provide for Jolas' participation in any current or future benefits or plans at a level or to an extent commensurate with that of other top executives of the Company;

       (f) Jolas voluntarily terminates his employment for any reason other than the Company's default or an Adverse Change in Duties, which Jolas may do at any time with at least 30 days advance notice; or

       (g) Jolas is discharged by the Board of the Directors as a result of a material underperformance by the Company as measured against the Company's business plan, with such underperformance to be reasonably determined by the Board of Directors in good faith (a "Material
Underperformance").

       4.2    EFFECTS OF TERMINATION.

       (a) Upon termination of Jolas' employment hereunder for any reason, the Company will promptly pay Jolas all compensation owed to Jolas and unpaid through the date of termination (including, without limitation, salary, accrued paid time off, accrued but unpaid Bonus for the prior employment year in the event

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Jolas is terminated following the end of such prior employment year and employee expense reimbursements).

       (b) In addition, if the employment is terminated under Section 4.1(d) at a time at which there is not a Material Underperformance or under Sections 4.1(b) or (e), the Company shall also pay Jolas, immediately upon such termination of employment, a lump sum severance amount equal to two and one-half times the then applicable Base Salary, excluding Bonus. In addition, if Jolas is terminated pursuant to the foregoing sentence, Jolas shall also be entitled to receive an additional six months of his then applicable Base Salary, excluding Bonus, if he is unable to secure a position with (i) reasonably equivalent duties and (ii) a cash compensation package substantially similar to his Base Salary at the time of termination (an "Equivalent Position"); provided, however, that payments pursuant to this sentence would be paid monthly and only until such time as Jolas secured an Equivalent Position. If the employment is terminated under Section 4.1(d) at a time at which there is a Material Underperformance or under Section 4.1(g), the Company shall only pay Jolas, immediately upon such termination of employment, a lump sum severance amount equal to one-half of the then applicable Base Salary, excluding Bonus. If Jolas is terminated under Sections 4.1(a), (c) or (f), Jolas will not be entitled to any severance payment.

       (c) Jolas agrees that, during the term of his employment and the one year period following the Termination Event (subject to any limitations set forth below):

              (i) Jolas will not directly or indirectly, whether as an individual, employee, director, consultant or advisor, or in any other capacity whatsoever, provide services to any person, firm, corporation or other business enterprise which is involved in the acquisition and management of radiology physician practices or diagnostic imaging centers, unless he obtains the prior written consent of the Board of Directors; provided, however, that in the event that Jolas is terminated under Section 4.1(d) at a time at which there is a Material Underperformance or under Section 4.1(g), the limitations contemplated by this Section 4.2(c)(i) will be effective only during the term of his employment and for six months following such Termination Event.

              (ii) Jolas will not directly or indirectly encourage or solicit, or attempt to encourage or solicit, any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

              (iii) Jolas will not induce or attempt to induce any provider, payor, customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company.

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              (iv)   Jolas will not disclose or use for himself or others,
directly or indirectly (except for information disseminated by Jolas in the good faith performance of his duties for the Company prior to a Termination Event), any trade secrets or confidential information in written, oral, electronic or other form regarding the Company and its affiliates and their respective businesses, equipment, products or employees.

       Jolas acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Jolas from continuing to engage in such breach.

       If any restriction set forth in this paragraph is held to be unreasonable, then Jolas and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

5.     GENERAL PROVISIONS.

       5.1 ASSIGNMENT. Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party.

       5.2 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties (including the Company's predecessors) relating to such subject matter, including the Employment Agreement, dated as of July 31, 1996, between American Physician Partners, Inc. and Jolas, and the amendments thereto.

       5.3 MODIFICATIONS. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

       5.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Jolas and Jolas' legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

       5.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

       5.6 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

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       5.7    FURTHER ASSURANCES. The parties will execute such further
instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

       5.8 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to Radiologix, Inc. c/o SKM-RD LLC, 262 Harbor Drive, Stamford, CT 06902, Attn: William Gumina, Facsimile No.: (203) 708-6677, and in the case of Jolas, to the address shown for Jolas on the signature page hereof, or to such other address as either party may later specify by at least ten (10) days advance written notice delivered to the other party in accordance herewith.

       5.9 NO WAIVER. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision or any other provision of this Agreement.

       5.10 LEGAL FEES AND EXPENSES. In the event of any disputes under this Agreement, each party shall be responsible for their own legal fees and expenses which it may incur in resolving such dispute, unless otherwise prohibited by applicable law or a court of competent jurisdiction.

       5.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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       IN WITNESS WHEREOF,  the Company and Jolas have executed this
Agreement, effective as of the day and year first above written.



RADIOLOGIX, INC., a Delaware           JOLAS
corporation


By:
   --------------------------          ------------------------------
   Name:                               Paul Jolas
   Title:                              Address:
                                       3800 Villanova Street
                                       Dallas, TX  75225
















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